The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 21, 2018

Citigroup Global Markets Holdings Inc.	December-----, 2018 Medium-Term Senior Notes, Series N Pricing Supplement No. 2018-USNCH1820 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Contingent Absolute Return Market-Linked Notes Linked to the S&P 500® Index Due December 30, 2020

Overview

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of the underlying index specified below over the term of the notes.

▪	The notes offer the potential for positive participation in the absolute value of the performance of the underlying index from the initial index level to the final index level, but only so long as the final index level is less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level. If the final index level is greater than the upside knock-out level or less than the downside knock-out level, you will be repaid the stated principal amount of your notes at maturity but will not receive any positive return on your investment. As the notes do not pay any interest and you will not receive any dividends on the underlying index, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	To obtain the modified exposure to the underlying index that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying index:	The S&P 500® Index (ticker symbol: “SPX”)
Stated principal amount:	$1,000 per note
Strike date:	December 21, 2018
Pricing date:	December 24, 2018
Issue date:	December 28, 2018
Final valuation dates:	December 18, 2020, December 21, 2020, December 22, 2020, December 23, 2020 and December 24, 2020, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	December 30, 2020
Payment at maturity:	For each note you hold at maturity, the $1,000 stated principal amount plus the note return amount, which will be either zero or positive
Note return amount:

▪ If the final index level is greater than the upside knock-out level:
$0

▪ If the final index level is less than or equal to the upside knock-out level but greater than or equal to the initial index level:

the upside return amount

▪ If the final index level is less than the initial index level but greater than or equal to the downside knock-out level:
the downside return amount

▪ If the final index level is less than the downside knock-out level:
$0

Upside knock-out level:	2,866.111, 118.60% of the initial index level
Downside knock-out level:	1,967.129, 81.40% of the initial index level
Initial index level:	2,416.62, the closing level of the underlying index on the strike date
Final index level:	The arithmetic average of the closing level of the underlying index on each of the final valuation dates
Upside return amount:	$1,000 × the index return
Downside return amount:	$1,000 × the absolute value of the index return
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17326YQQ2 / US17326YQQ25
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer
Per note:	$1,000.00	$15.00	$985.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $900.00 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The issue price for investors purchasing the notes in fiduciary accounts is $985 per note.

(3) CGMI will receive an underwriting fee of $15 for each note sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes and, from the underwriting fee to CGMI, will receive a placement fee of $15 for each note they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-06 dated April 7, 2017	Underlying Supplement No. 7 dated July 16, 2018

Prospectus Supplement and Prospectus each dated April 7, 2017

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement (except as set forth in the next paragraph). The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of a Final Valuation Date; Postponement of the Maturity Date. If any scheduled final valuation date is not a scheduled trading day, that final valuation date will be postponed to the next succeeding scheduled trading day. In addition, if a market disruption event occurs on any scheduled final valuation date, the calculation agent may, but is not required to, postpone that final valuation date to the next succeeding scheduled trading day on which a market disruption event does not occur. If any final valuation date is postponed so that it coincides with a subsequent scheduled final valuation date, each such subsequent final valuation date will be postponed to the next succeeding scheduled trading day (subject to further postponement as provided above if a market disruption event occurs on such succeeding scheduled trading day). However, in no event will any scheduled final valuation date be postponed more than five scheduled trading days after that originally scheduled final valuation date as a result of a market disruption event occurring on that scheduled final valuation date or on an earlier scheduled final valuation date (in each case, as any such scheduled final valuation date may be postponed). If the last final valuation date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the last final valuation date as postponed. The provisions in this paragraph supersede the related provisions in the accompanying product supplement to the extent the provisions in this paragraph are inconsistent with those provisions. The terms “scheduled trading day” and “market disruption event” are defined in the accompanying product supplement.

PS-2

Citigroup Global Markets Holdings Inc.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical index returns.

Investors in the notes will not receive any dividends that may be paid on the stocks that constitute the underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index” below.

Contingent Absolute Return Market-Linked Notes Payment at Maturity Diagram

■ The Notes	■ The Underlying Index

PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The table below indicates what your payment at maturity and total return on the notes would be for various hypothetical index returns. Your actual payment at maturity per note and total return on the notes will depend on the actual final index level.

Hypothetical Index Return	Hypothetical Payment at Maturity per Note	Hypothetical Total Return on Notes at Maturity(1)
100.00%	$1,000.00	0.00%
75.00%	$1,000.00	0.00%
50.00%	$1,000.00	0.00%
20.00%	$1,000.00	0.00%
18.61%	$1,000.00	0.00%
18.60%	$1,186.00	18.60%
15.00%	$1,150.00	15.00%
10.00%	$1,100.00	10.00%
5.00%	$1,050.00	5.00%
2.00%	$1,020.00	2.00%
1.00%	$1,010.00	1.00%
0.00%	$1,000.00	0.00%
-1.00%	$1,010.00	1.00%
-2.00%	$1,020.00	2.00%
-5.00%	$1,050.00	5.00%
-10.00%	$1,100.00	10.00%
-15.00%	$1,150.00	15.00%
-18.60%	$1,186.00	18.60%
-18.61%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-50.00%	$1,000.00	0.00%
-75.00%	$1,000.00	0.00%
-100.00%	$1,000.00	0.00%

(1) Hypothetical total return on notes at maturity = (a) (i) the value of the payment at maturity minus (ii) the $1,000 stated principal amount per note, divided by (b) $1,000 stated principal amount per note

The examples below are intended to illustrate how your payment at maturity will depend on whether and by how much the final index level is greater than, equal to or less than the initial index level. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what your actual payment at maturity on the notes will be. The examples are based on a hypothetical initial index level of 100.00, a hypothetical upside knock-out level of 118.60 and a hypothetical downside knock-out level of 81.40 and do not reflect the actual initial index level, upside knock-out level or downside knock-out level. For the actual initial index level, see the cover page of this pricing supplement. We have used this hypothetical level, rather than the actual level, to simplify the calculations and aid understanding of how the notes work. However, you should understand that your actual payment at maturity will be calculated based on the actual initial index level, and not the hypothetical initial index level used in the examples below.

PS-4

Citigroup Global Markets Holdings Inc.

Example 1—Upside Scenario A. The hypothetical final index level is 103.00, resulting in an index return of 3.00%.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + ($1,000 × the index return)

= $1,000 + ($1,000 × 3.00%)

= $1,000 + $30

= $1,030

Because the underlying index appreciated from the hypothetical initial index level to the hypothetical final index level and the hypothetical final index level was less than the hypothetical upside knock-out level, you would participate on a 1-to-1 basis in the appreciation of the underlying index from the initial index level to the final index level.

Example 2—Upside Scenario B. The hypothetical final index level is 97.00, resulting in an index return of -3.00%.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + ($1,000 × the absolute value of the index return)

= $1,000 + ($1,000 × | -3.00% |)

= $1,000 + $30

= $1,030

Because the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level and the hypothetical final index level was greater than the hypothetical downside knock-out level, you would participate on a 1-to-1 basis in the absolute value of the depreciation of the underlying index from the initial index level to the final index level.

Example 3—Par Scenario A. The hypothetical final index level is 150.00, resulting in an index return of 50.00%.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + $0

= $1,000

Because the underlying index appreciated from the hypothetical initial index level to the hypothetical final index level and the hypothetical final index level was greater than the hypothetical upside knock-out level, you would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment. In this example, you would not participate in the significant appreciation of the underlying index over the term of the notes.

Example 4—Par Scenario B. The hypothetical final index level is 50.00, resulting in an index return of -50.00%.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + $0

= $1,000

Because the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level and the hypothetical final index level was less than the hypothetical downside knock-out level, you would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment.

PS-5

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying index. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any positive return on your investment in the notes. The notes do not pay interest. If the final index is level greater than the upside knock-out level or less than the downside knock-out level, you will be repaid the stated principal amount of your notes at maturity but will not receive any positive return on your investment. Even if you do receive a positive return at maturity, there is no assurance that your total return on the notes will be as great as could have been achieved on a conventional debt security of ours of comparable maturity. The notes are not appropriate for investors who require interest payments or the certainty of a positive return on their investment.

▪	The initial index level, which has been set on the strike date, may be higher than the closing level of the underlying index on the pricing date. If the closing level of the underlying index on the pricing date is less than the initial index level that was set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial index level set on the pricing date.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return at a market rate. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	Your potential return on the notes is limited and may significantly underperform the underlying index. The notes offer the potential for a positive return at maturity based on the absolute value of the performance of the underlying index, but only if the final index level is less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level. If the final index level is greater than the upside knock-out level, you will not participate in any appreciation of the underlying index. As a result, your potential return on the notes may be significantly less than the return you could have achieved by investing directly in the underlying index.

▪	Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. If the underlying index appreciates, or if it depreciates by up to the dividend yield, this lost dividend yield may cause the notes to underperform an alternative investment providing for a pass-through of dividends and 1-to-1 exposure to the performance of the underlying index.

▪	The payment at maturity on the notes is based on the arithmetic average of the closing level of the underlying index on the five final valuation dates. As a result, you are subject to the risk that the closing level of the underlying index on those five final valuation dates will result in a less favorable return than you would have received had the final index level been based on the closing level on other days during the term of the notes. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, you might have achieved better returns. In addition, because the final index level is based on the average over the five final valuation dates, your return on the notes may be less favorable than it would have been if it were based on the closing level of the underlying index on only one of those five final valuation dates.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

PS-6

Citigroup Global Markets Holdings Inc.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any placement fees or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing level of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

PS-7

Citigroup Global Markets Holdings Inc.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the closing level and volatility of the closing level of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying index may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Our offering of the notes is not a recommendation of the underlying index by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we and the placement agents and their affiliates are part of global financial institutions, our affiliates or the placement agents or their affiliates may have positions (including short positions) in the underlying index or in instruments related to the underlying index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates or the placement agents or their affiliates may affect the closing level of the underlying index in a way that has a negative impact on your interests as a holder of the notes.

▪	The closing level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions in the underlying index or in financial instruments related to the underlying index and may adjust such positions during the term of the notes. Our affiliates and the placement agents and their affiliates also take positions in the underlying index or in financial instruments related to the underlying index on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing level of the underlying index in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the notes declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying index in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur during the term of the notes, such as market disruption events and other events with respect to the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

▪	Changes that affect the underlying index may affect the value of your notes. The sponsor of the underlying index may at any time make methodological changes or other changes in the manner in which it operates that could affect the level of the underlying index. We are not affiliated with such underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying index and the value of and your return on the notes.

PS-8

Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on December 21, 2018 was 2,416.62.

The graph below shows the closing level of the S&P 500® Index for each day such level was available from January 2, 2013 to December 21, 2018. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take historical closing levels as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 2, 2013 to December 21, 2018

PS-9

Citigroup Global Markets Holdings Inc.

United States Federal Income Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of  %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $ at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the notes based on circumstances as of the pricing date for the notes and, therefore, it is possible that the notes will be subject to withholding tax under Section 871(m).

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

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FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $15 for each note sold in this offering. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes and, from the underwriting fee to CGMI, will receive a placement fee of $15 for each note they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the notes is more than two business days after the pricing date, investors who wish to sell the notes at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately six months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward

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adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

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